Exhibit 4.3

PURE NICKEL INC. (the "Company")

SHARE OPTION PLAN

Dated for Reference: April 12, 2007

ARTICLE 1
PURPOSE AND INTERPRETATION

Purpose

1.1 The purpose of this Plan is to advance the interests of the Company by encouraging equity participation in the Company through the acquisition of Common Shares. It is the intention of the Company that this Plan will at all times be in compliance with the rules and policies of the TSX Venture Exchange (the "TSX") (the "TSX Policies") and any inconsistencies between this Plan and the TSX Policies whether due to inadvertence or changes in TSX Policies will be resolved in favour of the latter.

Definitions

1.2 In this Plan

"Administrator" means the Board or any of its Committees as shall be administering the Plan.

Affiliate means a company that is a parent or subsidiary of the Company, or that is controlled by the same entity as the Company;

Associate has the meaning assigned by the Securities Act;

Board means the board of directors of the Company or any committee thereof duly empowered or authorized to grant options under this Plan;

Change of Control includes situations where after giving effect to the contemplated transaction and as a result of such transaction:

(i) any one Person holds a sufficient number of voting shares of the Company or resulting company to affect materially the control of the Company or resulting company, or;

(ii) any combination of Persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, hold in total a sufficient number of voting shares of the Company or its successor to affect materially the control of the Company or its successor,

where such Person or combination of Persons did not previously hold a sufficient number of voting shares to affect materially control of the Company or its successor. In the absence of evidence to the contrary, any Person or combination of Persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, holding more than 20% of the voting shares of the Company or its successor is deemed to materially affect the control of the Company or its successor;

Code means the U.S. Internal Revenue Code of 1986, as amended.

Common Shares or **Common Stock** means Common shares without par value in the capital of the Company providing such class is listed on the TSX Venture Exchange (the "TSX");

Company means Pure Nickel Inc. and includes, unless the context otherwise requires, all of its subsidiaries or affiliates and successors according to law;

Consultant means a Person or Consultant Company, other than an Employee, Officer or Director that:

- (i) provides ongoing bona fide consulting, technical, managerial or like services to the Company or an Affiliate of the Company, other than services provided in relation to a Distribution;
- (ii) provides the services under a written contract between the Company or an Affiliate and the Person or the Consultant Company;
- (iii) in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the business and affairs of the Company or an Affiliate of the Company; and
- (iv) has a relationship with the Company or an Affiliate that enables the Person or Consultant Company to be knowledgeable about the business and affairs of the Company;

Consultant Company means for a Person who is a Consultant, a company or partnership of which the Person is an employee, shareholder or partner;

Directors means the directors of the Company;

Discounted Market Price has the meaning assigned by Policy 1.1 of the TSX Policies;

Disinterested Shareholder Approval means approval by a majority of the votes cast by all the Company's shareholders at a duly constituted shareholders' meeting, excluding votes attached to shares beneficially owned by Service Providers or their Associates;

Distribution has the meaning assigned by the Securities Act, and generally refers to a distribution of securities by the Company from treasury;

Effective Date for an Option means the date of the approval of the grant thereof by the Board;

Employee means:

(a) a Person who is considered an employee under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

(b) a Person who works full-time for the Company or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(c) a Personal who works for the Company or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions need not be made at source;

Exercise Price means the amount payable per Common Share on the exercise of an Option, as noted on the Option Commitment;

Expiry Date means the day on which an Option lapses as specified in the associated Option Commitment or in accordance with the terms of this Plan;

Fair Market Value means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the TSX, NASDAQ National Market, The NASDAQ SmallCap Market of The NASDAQ Stock Market or on the NASDAQ supervised OTC Bulletin Board, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in *The Wall Street Journal* or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

Incentive Stock Option means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

Insider means

(i) an insider as defined in the TSX Policies or as defined in securities legislation applicable to the Company;

(ii) an Associate of any person who is an Insider by virtue of §(i) above;

Investor Relations Activities has the meaning assigned by Policy 1.1 of the TSX Policies, and means generally any activities or communications that can reasonably be seen to be intended to or be primarily intended to promote the merits or awareness of or the purchase or sale of securities of the Company;

Listed Shares means the number of issued and outstanding shares of the Company that have been accepted for listing on the TSX at the date of grant, but excluding dilutive securities not yet converted into Listed Shares;

Management Company Employee means a Person employed by another Person or a corporation providing management services to the Company which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a corporation or Person engaged primarily in Investor Relations Activities;

Nonstatutory Stock Option means an Option not intended to qualify as an Incentive Stock Option.

Officer means a duly appointed senior office of the Company;

Option means the right to purchase Common Shares granted hereunder by the Company to a Service Provider;

Option Commitment means the notice of grant of an Option delivered by the Company hereunder to a Service Provider, substantially in the form of Schedule "A" hereto;

Optioned Shares means Common Shares that may be issued in the future to a Service Provider upon the exercise of an Option;

Optionee means the recipient of an Option hereunder;

Outstanding Shares means at the relevant time, the number of outstanding Common Shares of the Company from time to time;

Participant means a Service Provider that becomes an Optionee;

Person means a company or an individual;

Plan means this Option plan as amended;

Plan Shares means the total number of Common Shares which may be reserved for issuance as Optioned Shares under the Plan as provided in §2.2;

Regulatory Approval means the approval of the TSX and any other securities regulatory authority that may have lawful jurisdiction over the Plan and any Options issued hereunder;

Securities Act means the *Securities Act*, R.S.B.C. 1996, c. 418, as amended from time to time;

Service Provider means a Person who is a bona fide Director, Officer, Employee, Management Company Employee or Consultant, and also includes a company, of which 100% of the share capital is beneficially owned by one or more Service Providers;

Share Compensation Arrangement means any Option under this Plan but also includes any other stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism contemplating the issuance of Common Shares to a Service Provider;

Shareholder Approval means approval by a majority of the votes cast by eligible shareholders at a duly constituted shareholders' meeting;

Tier 1 and **Tier 2** have the meaning assigned to those terms by the TSX Policies;

TSX means the TSX Venture Exchange and any successor thereto; and

TSX Policies means the rules and policies of the TSX as amended from time to time.

ARTICLE 2
SHARE OPTION PLAN

Establishment of Share Option Plan

2.1 There is hereby established an Option plan to recognize contributions made by Service Providers and to create an incentive for their continuing assistance to the Company and its Affiliates. Unless otherwise agreed by the holders thereof, any share options granted by the Company before the date of this Plan, are not included hereunder or affected hereby. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

Maximum Plan Shares

2.2 The initial maximum number of Plan Shares that may be reserved for issuance under the Plan is **4,300,000** Common Shares. The Company, from time to time, may grant Options to purchase Plan Shares, subject to regulatory approval, to be made available from authorized, but unissued, Plan Shares. At the inception of this Plan [that being, after the amalgamation of Nevada Star Resource Corp. and Pure Nickel Inc. and after the Board resolved on April 12, 2007 to increase the maximum number of Common Shares available under the Plan] the Company had **2,225,000** stock options outstanding resulting in 2,075,000 Common Shares remaining issuable under the Plan from inception. The maximum number of Shares issuable under the Plan shall be adjusted, where necessary, to take account of the events referred to in §3.10 hereof. In no event will the maximum number of Plan Shares, or otherwise, exceed 20% of the Issued Common Shares of the Company and no individual can receive grants greater than 5% of the Issued Common Shares of the Company on a yearly basis. After this Plan becomes effective all Options issued by the Company must be made pursuant to the terms of this Plan until the Plan is terminated.

Eligibility

2.3 Options to purchase Common Shares may be granted hereunder to Service Providers from time to time by the Board. Service Providers that are corporate entities will be required to undertake in writing not to effect or permit any transfer of ownership or option of any of its shares, nor issue more shares (so as to indirectly transfer the benefits of an Option), as long as such Option remains outstanding, unless the written permission of the TSX and the Company is obtained.

Options Granted

2.4 All options granted under the Plan will be evidenced by an Option Commitment in the form attached as Schedule "A", showing the number of Optioned Shares, the term of the Option, a reference to vesting terms, if any, and the Exercise Price.

2.5 Subject to specific variations approved by the Board, all terms and conditions set out herein will be deemed to be incorporated into and form part of an Option Commitment provided hereunder.

Limitations On Issue

2.6 Subject to §2.9, the following restrictions on issuances of Options are applicable under the Plan:

(a) no Service Provider can be granted an Option if that Option would result in the total number of Options, together with all other Share Compensation Arrangements granted to such Service Provider in the previous 12 months, exceeding 5% of the Listed Shares (unless the Company is classified as a Tier 1 Issuer by the TSX and has obtained Disinterested Shareholder Approval under §2.9 (a)(iii) to do so);

(b) no Options can be granted under the Plan if the Company is designated "Inactive"(as defined in TSX Policy) by the TSX;

(c) the aggregate number of Options granted to Service Providers conducting Investor Relations Activities in any 12 month period must not exceed 2% of the Listed Shares, calculated at the time of grant, without the prior consent of TSX; and

(d) the aggregate number of options granted to any one Consultant in any 12-month period must not exceed 2% of the Listed Shares, calculated at the time of grant, without the prior consent of TSX.

(e) each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

Options Not Exercised

2.7 In the event that an Option granted under the Plan expires unexercised or is terminated by reason of dismissal of the Optionee for cause or is otherwise lawfully cancelled prior to the exercise of the Option, the Optioned Shares that were issuable thereunder will be returned to the Plan and will be eligible for re-issue.

Powers of the Board

2.8 The Board will be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising thereunder. Without limiting the generality of the foregoing, the Board has the power to

(a) allot Common Shares for issuance in connection with the exercise of Options;

(b) grant Options hereunder;

(c) subject to Regulatory Approval, amend, suspend, terminate or discontinue the Plan, or revoke or alter any action taken in connection therewith, except that no general amendment or suspension of the Plan will, without written consent of all Optionees, alter or impair any Option previously granted under the Plan unless as a result of a change in TSX Policies or the Company's tier classification thereunder;

(d) may in its sole discretion amend this Plan (except for previously granted and outstanding Options) to reduce the benefits that may be granted to Service Providers (before a particular Option is granted) subject to the other terms hereof.

Terms or Amendments Requiring Disinterested Shareholder Approval

2.9 The Company will be required to obtain prior Disinterested Shareholder Approval if:

(a) the Plan, together with all of the Company's previously established and outstanding stock option plans or grants, could result at any time in:

(i) the aggregate number of shares reserved for issuance under stock options granted to Insiders exceeding 10% of the Listed Shares;

(ii) the number of Optioned Shares Issued to Insiders within a one-year period exceeding 10% of the Listed Shares; or

(iii) in the case of a Tier 1 company only, the issuance to any one Optionee, within a 12 month period, of a number of shares exceeding 5% of Listed Shares; or

(b) it is proposed by the Board to reduce the Exercise Price of an Option previously granted to an Insider.

Shareholder Approval

2.10 The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under Applicable Laws.

ARTICLE 3
TERMS AND CONDITIONS OF OPTIONS

Exercise Price

3.1 The Exercise Price of an Option will be set by the Board at the time such Option is allocated under the Plan, and cannot be less than the Discounted Market Price.

3.2 The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

(a) In the case of an Incentive Stock Option:

(i) granted to an Employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(ii) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(b) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator.

(c) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to an assumption or substitution of another option in connection with a merger or other corporate transaction.

Term of Option

3.3 An Option can be exercisable for a maximum of 10 years from the Effective Date for a Tier 1 company, or five years from the Effective Date for a Tier 2 company. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

Option Amendment

3.4 Subject to §2.9(b), the Exercise Price of an Option may be amended only if at least six (6) months have elapsed since the later of the date of commencement of the term of the Option, the date the Company's shares commenced trading on the TSX, or the date of the last amendment of the Exercise Price.

3.5 An Option must be outstanding for at least one year before the Company may extend its term, subject to the limits contained in §3.2.

3.6 Any proposed amendment to the terms of an Option must be approved by the TSX prior to the exercise of such Option.

Vesting of Options

3.7 Subject to §3.7, vesting of Options is otherwise at the discretion of the Board, and will generally be subject to:

(a) the Service Provider remaining employed by or continuing to provide services to the Company or any of its subsidiaries and Affiliates as well as, at the discretion of the Board, achieving certain milestones which may be defined by the Board from time to time during the vesting period or;

(b) remaining a Service Provider of the Company or any of its subsidiaries or Affiliates during any vesting period.

Vesting of Options Granted for Investor Relations Activities

3.8 Subject to §3.7, Options granted to Consultants conducting Investor Relations Activities will vest:

(a) over a period of not less than 12 months as to 25% on the date that is three months from the date of grant, and a further 25% on each successive date that is three months from the date of the previous vesting; or

(b) such longer vesting period as the Board may determine.

Variation of Vesting Periods

3.9 At the time that an Option is granted which carries vesting provisions, the Board may vary such vesting provisions, subject to Regulatory Approval.

Optionee Ceasing to be Director, Employee or Service Provider

3.10 No Option may be exercised after the Service Provider has left the employ/office or has been advised his services are no longer required or his service contract has expired, except as follows:

(a) in the case of the death of an Optionee, any vested Option held by him at the date of death will become exercisable by the Optionee's lawful personal representatives, heirs or executors until the earlier of one year after the date of death of such Optionee and the date of expiration of the term otherwise applicable to such Option;

(b) in the case of a Tier 1 company, Options granted to any Service Provider must expire within 90 days after the date the Optionee ceases to be employed with or provide services to the Company, but only to the extent that any part of the Option has vested at the date the Optionee ceased to be so employed or to provide services to the Company;

(c) in the case of a Tier 2 company, Options granted to a Service Provider conducting Investor Relations Activities must expire within 30 days of the date the Optionee ceases to conduct such activities, but only to the extent that any part of the Option has vested at the date the Optionee ceased to conduct such activities;

(d) in the case of a Tier 2 company, Options granted to an Optionee other than one conducting Investor Relations Activities must expire within 90 days after the Optionee ceases to be employed with or provide services to the Company, but only to the extent at the date the Optionee ceased to be so employed or to provide services to the Company; and

(e) in the case of an Optionee being dismissed from employment or service for cause such Optionee's Options, whether or not vested at the date of dismissal will immediately terminate without any right by the Optionee to exercise same.

Termination of Incentive Stock Options

3.12 To the extent not earlier exercised, an Incentive Stock option shall terminate at the earliest of the following dates:

(a) The date specified in such Incentive Stock Option, which date shall not be extended for any reason;

(b) One (1) year following the date of termination of the Optionee's employment with the Company on account of (a) the Optionee's demise, or (b) the Optionee's disability, as defined in Section 22(e)(3) of the Code (herein referred to as "Disability");

(c) Three (3) months following the date of termination of the Optionee's employment with the Company for any reason other than the Optionee's demise or Disability;

(d) The date of any sale, transfer or hypothecation, or any attempted sale, transfer or hypothecation, of the Incentive Stock Option, by the Optionee or his or her Qualified Successor;

(e) If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 90th day of such leave, any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company

Non Assignable

3.13 Subject to §3.11(a), Options will be exercisable only by the Optionee to whom they are granted and will not be assignable or transferable.

Adjustment of the Number of Optioned Shares

3.14 The number of Common Shares subject to an Option will be subject to adjustment in the events and in the manner following:

(a) in the event of a subdivision of Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a greater number of Common Shares, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder, in additional to the number of Optioned Shares in respect of which the right to purchase is then being exercised, such additional number of Common Shares as result from the subdivision without an Optionee making any additional payment or giving any other consideration therefore;

(b) in the event of a consolidation of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a lesser number of Common Shares, the Company will thereafter deliver and an Optionee will accept, at the time of purchase of Optioned Shares hereunder, in lieu of the number of Optioned Shares in respect of which the right to purchase is then being exercised, the lesser number of Common Shares as result from the consolidation;

(c) in the event of any change of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder the number of shares of the appropriate class resulting from the said change as an Optionee would have been entitled to receive in respect of the number of Common Shares so purchased had the right to purchase being exercised before such change;

(d) in the event of a capital reorganization, reclassification or change of outstanding equity shares (other than a change in the par value thereof) of the Company, a consolidation, merger or amalgamation of the Company with or into any other company or a sale of the property of the Company as or substantially as an entirety at any time while an Option is in effect, an Optionee will thereafter have the right to purchase and receive, in lieu of the Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option, the kind and amount of shares and other securities and property receivable upon such capital reorganization, reclassification, change, consolidation, merger, amalgamation or sale which the holder of a number of Common Shares equal to the number of optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option would have received as a result thereof. The subdivision or consolidation of Common Shares at any time outstanding (whether with or without par value) will not be deemed to be a capital reorganization or a reclassification of the capital of the Company for the purposes of this §3.12(d);

(e) an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this Section are cumulative;

(f) the Company will not be required to issue fractional shares in satisfaction of its obligations hereunder. Any fractional interest in a Common Share that would, except for the provisions of this §3.12(f), be deliverable upon the exercise of an Option be cancelled and not be deliverable by the Company; and

(g) if any questions arise at any time with respect to the Exercise Price or number of Optioned Shares deliverable upon exercise of an Option in any of the events set out in this §3.12, such questions will be conclusively determined by the Company's auditors, or, if they decline to so act, any other firm of Chartered Accountants, in Vancouver, British Columbia (or in the city of the Company's principal executive office) that the Company may designate and who will have access to all appropriate records and such determination will be binding upon the Company and all Optionees.

ARTICLE 4
COMMITMENT AND EXERCISE PROCEDURES

Option Commitment

4.1 Upon the granting of an Option hereunder, an authorized officer of the Company will deliver to the Optionee an Option Commitment detailing the terms of such Option and upon such delivery the Optionee will be subject to the Plan and have the right to purchase the Optioned Shares at the Exercise Price set out therein subject to the terms and conditions hereof.

Manner of Exercise

4.2 An Optionee who wishes to exercise his Option may do so by delivering

(a) a written notice to the Company specifying the number of Optioned Shares being acquired pursuant to the Option; and

(b) cash or a certified cheque payable to the Company for the aggregate Exercise Price for the Optioned Shares being acquired.

Delivery of Certificate and Hold Periods

4.3 As soon as practicable after the receipt of the notice of exercise described in §4.2 and payment in full for the Optioned Shares being acquired, the Company will direct its transfer agent to issue a certificate to the Optionee for the appropriate number of Optioned Shares. Such certificate issued will bear a legend stipulating any resale restrictions required under applicable securities laws. Further, if the Company is listed on Tier 2 of the TSX, or the Exercise Price set out below the current market price of the Common Shares on the TSX; the certificate will also bear a legend stipulating that the Optioned Shares are subject to a concurrent four-month TSX hold period commencing the date of the Option Commitment.

ARTICLE 5
GENERAL

Employment and Services

5.1 Nothing contained in the Plan will confer upon or imply in favour of any Optionee any right with respect to office, employment or provision of services with the Company, or interfere in any way with the right of the Company to lawfully terminate the Optionee's office, employment or service at any time pursuant to the arrangements pertaining to same. Participation in the Plan by an Optionee is voluntary.

No Representation or Warranty

5.2 The Company makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of the Plan or to the effect of the *Income Tax Act* (Canada) or any other taxing statute governing the Options or the Common Shares issuable thereunder or the tax consequences to a Service Provider. Compliance with applicable securities laws as to the disclosure and resale obligations of each Participant is the responsibility of such Participant and not the Company.

Interpretation

5.3 The Plan will be governed and construed in accordance with the laws of the Province of British Columbia.

Interpretation

5.4 The Board reserves the right, in its absolute discretion, to at any time amend, modify or terminate the Plan with respect to all Common Shares in respect of Options which have not yet been granted hereunder. Any amendment to any provision of the Plan will be subject to any required Regulatory Approval unless the effect of such amendment is intended to reduce (but not to increase) the benefits of this Plan to Service Providers.